Exhibit 99.3

EMPLOYEE Q&A

GENERAL

Q1                               Will this result in the elimination of any jobs?

A1                                We expect our management and teams will remain the same, and we’ll have financial resources to support our business plan.

Q2                               Will there be changes to the programs/products we are currently working on?

A2                                We expect to continue to grow our commercial operations and to pursue development of our product pipeline. Over time that may evolve as we look to build on our strengths and expertise while prioritizing valuable programs.

Q3                               What if we’re not working on the Corplex Donepezil program, will our jobs be eliminated?

A3                                Gurnet Point Capital is interested in investing in programs beyond Corplex Donepezil and we expect to continue to grow our commercial operations and to pursue development of our product pipeline.

Q4                               Will there be changes to our supervisors or management?

A4                                The plan is to leave the current management team in place to continue to operate the business.

Q5                               Will you be hiring here in GR?

A5                                In the near term, we expect the headcount in GR to remain relatively constant, with some flexibility to address surges in activity.

Q6                               How do I get paid for my shares in Corium?

A6                                As part of the transaction, you will receive the consideration described in the press release with respect to any shares you own.

Q7                               What happens to our partnered programs?

A7                                Nothing changes with our partnered programs, business as usual.

COMPENSATION and BENEFITS

Q8                               Will our benefits change?

A8                                Other than the company equity plans, we expect all benefit plans to remain in place.

Q9                               What happens to our employee stock purchase plan?

A9                                The ESPP will terminate in connection with the closing of the merger, but we will complete the November 2018 purchase as planned.  You will receive the merger consideration for all shares that have been purchased under the ESPP.

Q10                        What happens to our vested and non-vested options and RSUs?

A10                         Any vested options and vested RSUs will be treated like any other shares of common stock of Corium and you will receive the consideration described in the press release (less the exercise price for any options).  Options and RSUs that are not vested at the time the transaction closes will continue to vest on the same vesting schedule and you will receive the cash consideration ($12.50 per share, less any exercise price) in accordance with that vesting schedule, but will not receive the contingent consideration related to the FDA approval of the Corplex Donepezil NDA.  We will be providing further details on the exact mechanics of how this will work in a future communication.

Q11                        Will there be changes to our retirement plan?

A11                         Our 401(k) plan will continue.

Q12                        Can I trade shares in Corium before the deal closes?

A12                         The Company’s insider trading policy remains in effect.  At the current time, the Company’s trading window is closed so you are not allowed to trade in Corium securities until we notify you that the window is open.  As always, if you have any questions about whether you are able to trade, please contact Christina Dickerson.

Q13                        Will we receive our bonuses for 2018?

A13                         2018 bonuses will be determined in accordance with our existing policy.

Forward-looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, including, without limitation, statements regarding the expected benefits and costs of the proposed transaction contemplated by the agreement between Gurnet Point Capital and Corium International, Inc. (“Corium”); the expected timing of the completion of the proposed transaction; the ability of Gurnet Point Capital and Corium to complete the proposed transaction given the various closing conditions, some of which are outside the parties’ control, including those conditions related to regulatory approvals; the likelihood that the milestone underlying the CVR will be achieved; and any statements regarding the assumptions underlying any of the foregoing. Statements containing words such as “could,” “believe,” “expect,” “intend,” “anticipate,” “will,” “may,” or similar expressions constitute forward-looking statements. Forward-looking statements are based on management’s current expectations and projections and are subject to risks and uncertainties, which may cause actual events and results to differ materially from the statements contained herein. Factors that may contribute to such differences include, but are not limited to, risks related to (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Corium’s stockholders that will support the proposed transaction and tender their shares; (iv) the possibility that competing offers or acquisition proposals for corium will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement between Gurnet Point Capital and Corium, including in circumstances that would require Corium to pay a termination fee or other expenses; (vii) risks regarding Gurnet Point Capital’s failure to obtain the necessary financing to complete the proposed transaction; (viii) the effect of the announcement or pendency of the proposed transaction on Corium’s ability to retain and hire key personnel, its ability to maintain relationships with its partners, suppliers, licensees and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from Corium’s ongoing business operations; (x) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xi) changes in economic conditions, political conditions, regulatory requirements, licensing requirements and tax matters; (xii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiii) other factors as set forth from time to time in Corium’s filings with the Securities and Exchange Commission (the “SEC”), which are available on Corium’s investor relations website at ir.coriumgroup.com and on the SEC’s website at www.sec.gov. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as may be required by law, Corium does not intend, and undertakes no duty, to update any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Corium’s common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Gurnet Point Capital will file with the SEC. At the time the tender offer is commenced, Gurnet Point Capital will file tender offer materials on Schedule TO, and thereafter Corium will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF CORIUM’S COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CORIUM’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The tender offer materials will be made available to all holders of Corium’s common stock at no expense to them and also will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by directing a written request to Corium at 235 Constitution Drive, Menlo Park, CA 94025, or by telephone at 650-298-8255. In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Corium files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are available to the public for free at the SEC’s website at www.sec.gov.